UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2013

HIGHER ONE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 Munson Street
New Haven, CT 06511
(Address of principal executive offices and zip code)

(203) 776-7776
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 11, 2013, Higher One, Inc. ("Higher One") entered into a Deposit Processing Services Agreement (the "Agreement") with Customers Bank, a Pennsylvania state chartered bank and Federal Reserve Member, for Federal Deposit Insurance Corporation-insured depository services.

Under the terms of the Agreement, Customers Bank will be the depository financial institution for a portion of Higher One's customer accounts.  Higher One will continue to provide processing and other administrative services at its cost, including customer services, and will maintain responsibility for the technology-related aspects of the deposit accounts ("OneAccounts").

Customers Bank's compensation will be derived from investment returns earned on OneAccount deposits. Higher One will earn a monthly processing fee based on the number of positive balance OneAccounts maintained at Customers Bank.  In addition to the monthly processing fee, Higher One will retain all revenue generated by or from the OneAccounts and Higher One's ATMs including, but not limited to, all account and interchange fees.

The initial term of the Agreement is five years and will thereafter automatically renew for additional three-year terms unless either party gives written of notice of non-renewal 180-days prior to the term's expiration. Either party may terminate the Agreement, subject to customary notice periods and conditions for termination.  Upon termination of the Agreement, Customers Bank is obligated to transfer the OneAccount deposits to another institution that Higher One designates.

Keefe, Bruyette & Woods, Inc. acted as an advisor to Higher One on this transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2013

HIGHER ONE HOLDINGS, INC.

By: /s/ Miles Lasater
       ____________________________
       Miles Lasater
       President